Exhibit 99.1
FOR IMMEDIATE RELEASE
PROLIANCE FILES FOR CHAPTER 11 WITH AGREEMENT TO SELL
DOMESTIC OPERATIONS AS GOING CONCERN TO OWNERS OF VISTEON
AFTERMARKET
NEW HAVEN, CT, July 2, 2009 — Proliance International, Inc. (NYSE Amex: PLI), a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications, today announced that to address liquidity needs and preserve the value of its business, the Company and its U.S. subsidiaries have filed voluntary petitions in the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code.
In connection with its filing, Proliance has entered into a definitive agreement to sell substantially all of its North American assets as a going concern for $21.5 million, in cash, subject to adjustment, under a court supervised sale process under section 363 of the U.S. Bankruptcy Code, to Centrum Equities XV, LLC, a Tennessee based holding company which includes the Visteon aftermarket business. The Visteon aftermarket business was spun off as an independent company in February 2008 from Visteon Corporation of Michigan and sold to Centrum Equities XV, LLC. Wynnchurch Capital, Ltd., a Chicago-based private equity firm, is Centrum’s financial partner in the Proliance transaction.
Charles E. Johnson, Proliance President and CEO said, “The filing and agreement we are announcing today represents the culmination of an exhaustive process to evaluate all available options to address the Company’s liquidity constraints and is the only viable option after reviewing all alternatives to maximize the value of the Company for stakeholders, to provide the best possible opportunity for associates and to provide that our customers’ needs going forward were met.
“The combination of Centrum’s resources and industry expertise and Proliance’s manufacturing and distribution capabilities will help get our business back on track faster and enable the combined Company to serve its customers in an exemplary way,” Mr. Johnson said. “Longer term, we believe ownership by Centrum will create a stronger balance sheet and establish a solid platform which will provide opportunity for growth.”

Mr. Johnson explained the pressing need to access more capital to service customers weighed heavily in the Company’s decision making. “As has been reported in our prior public filings, we have done everything possible to obtain a refinancing or to carry out our sale of the business since February 2008, when tornados destroyed our Southaven, MS warehouse and much of the inventory,” he said. “However, the condition of the financial markets has made it impossible to find a viable financing package outside bankruptcy.”
Roger Brown, President and CEO of Centrum Equities XV, LLC said, “We are excited about this opportunity to put together these two leading companies in the automotive aftermarket. We strongly believe that the combination with Proliance, along with the financial investment to be made, will provide for unparalleled service in the industry.”
The filing does not include Proliance’s non U.S. entities or operations. Proliance is in the process of marketing its NRF subsidiary in Europe. The bankruptcy filing listed approximately $133.5 million of liabilities, including approximately $40.1 million under Proliance’s secured credit facility. Proliance’s restructuring counsel is Jones Day and its restructuring and financial advisor is Broadpoint Capital, Inc. For access to certain court documents and other information about Proliance’s Chapter 11 case, visit www.pliinfo.com.
Forward Looking Statements
Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to the effects of the chapter 11 filings, business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its suppliers and lenders, and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “efforts,” “estimate,” “expect,” “goal,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “proposal,” “pursue,” “will” and similar expressions identify forward-looking statements.
Additional factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements include the effects of the financial crisis and turmoil in the capital markets, developments in the chapter 11 cases, the global recession and other factors identified in Proliance’s 2008 Annual Report on Form 10-K and Proliance’s other subsequent filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and Proliance does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

About Proliance International, Inc.
Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.
Contact
Arlen F. Henock, Chief Financial Officer, Proliance International, Inc., (203) 859-3626, or Steven Anreder (steven.anreder@anreder.com) or Gary Fishman (gary.fishman@anreder.com) of Anreder & Company, (212) 532-3232